PEPSICO ANTICIPATES STRONG FIRST QUARTER 2004 RESULTS
AND ANNOUNCES A STEP UP IN CASH RETURNS TO SHAREHOLDERS:

  EXPECTS STRONG Q1 RESULTS: 10% REVENUE GROWTH AND EPS
  OF APPROXIMATELY $0.46

  RAISES ITS ANNUAL DIVIDEND BY 44%, FROM $0.64 TO $0.92 PER
  SHARE

  AUTHORIZES AN ADDITIONAL $7 BILLION SHARE REPURCHASE
  PROGRAM OVER NEXT THREE YEARS

PURCHASE, NY, March 29, 2004 – The PepsiCo Board of Directors approved a comprehensive plan to significantly increase the cash returns to shareholders by increasing the dividend pay-out, and authorizing a higher outlay of cash for share repurchases. PepsiCo’s annual dividend payout will increase 44%, from $0.64 to $0.92 per share. The new plan will be implemented with the next dividend that will be declared, subject to the Board’s action in May, and payable in June 2004. This increase in the dividend represents the 32nd consecutive increase in the annual dividend since 1972.

The Board of Directors also approved a higher level of share repurchases. It authorized repurchasing up to $7 billion of common stock over the next three years, once the current repurchase authorization is complete. The current $5 billion program began in August 2002, and will be completed shortly. Based on year-to-date stock repurchases and this new authorization to continue the program, PepsiCo now expects to spend over $2.5 billion to repurchase stock in 2004.

Taken together, these actions continue PepsiCo’s policy of returning cash to shareholders. Over the last three fiscal years 2001-2003, PepsiCo has returned close to $9 billion in dividends and share repurchases, while delivering strong top-line and bottom-line growth.

PepsiCo also stated that its first quarter performance across all businesses is strong, with 10% revenue growth, and that it expects first quarter earnings per share to be approximately $0.46. PepsiCo’s most recent full-year earnings per share guidance, provided on February 9, 2004, was a range of $2.27 to $2.29. Because of the strong momentum in the businesses, PepsiCo now expects full year earnings per share to be at the high end of this guidance.

“I am very pleased with the operating momentum that all our businesses are demonstrating at the start of the year. This is our second consecutive quarter of double-digit revenue growth. I am also very pleased that we can step up our dividend and share repurchase programs. Our strong cash generation, coupled with our low debt levels, allows us to retain financial flexibility to fund future growth opportunities and, at the same time, significantly increase our cash returned to shareholders,” said Steve Reinemund, Chairman and CEO.

Indra Nooyi, president and CFO of PepsiCo, will present an update on the business at the Credit Suisse First Boston (CSFB) Global Beverages Conference. Her presentation is scheduled to webcast live on Tuesday, March 30 at approximately 12:30 p.m. (EST) at www.pepsico.com.

PepsiCo is one of the world’s largest food and beverage companies with annual revenues of $27 billion. Its principal businesses include: Frito-Lay snacks, Pepsi-Cola beverages, Gatorade sports drinks, Tropicana juices and Quaker foods. Its portfolio includes 16 brands that each generate $1 billion or more in annual retail sales.

Cautionary Statements

This release contains statements concerning PepsiCo’s expectations for future performance. Any such forward-statements are inherently speculative and are based on currently available information, operating plans and projections about future expectations and trends. As such, they are subject to numerous risks and uncertainties. Actual results and performance may be significantly different from expectations.

Investors should refer to the “Investors” section of PepsiCo’s website at www.pepsico.com to find disclosure and a reconciliation of non-GAAP financial measures used by management when discussing PepsiCo’s financial results with investors, under the heading “Press Releases.”

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